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                                  EXHIBIT 23.2




                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vertex Interactive, Inc. for the registration of 5,712,397 shares of its common stock and to the incorporation by reference therein of our report dated November 27, 2000, with respect to the financial statements of Renaissance Software, Inc. as of December 31, 1999 and 1998 and for the years then ended, which statements are included in Vertex Interactive, Inc.'s Current Report on Form 8-K/A dated September 18, 2000, filed with the Securities and Exchange Commission on December 4, 2000.

                                                 /s/Margolin, Winer & Evens LLP
Garden City, New York
December 18, 2000